NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the Common stock, $0.01 par value per share, (the "Common Stock") of Avaya Holdings Corp. (the "Company") from listing and registration on the Exchange at the opening of business on February 27, 2023, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision pursuant to Section 802.01D of the Listed Company Manual after the Company's February 14, 2023 disclosure that the Company has filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas. In reaching its delisting determination, NYSE Regulation noted the uncertainty as to the ultimate effect of this process on the value of the Company's Common Stock. NYSE Regulation also noted that the Company's restructuring support agreement does not contemplate any recovery for holders of the Company's Common Stock On February 15, 2023, the Exchange determined that the Common Stock of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the NYSE. The Company was notified on February 15, 2023. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the 'Committee') the determination to delist the Common Stock, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. On February 15, 2023, the Company confirmed that it will not exercise that right. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.